SUB-ITEM 77D:
Policies with
respect to security
 investments

A Meeting of the Board of
Trustees (the "Trustees")
of Federated Income Securities
Trust (the
"Fund") was held on
November 12, 2009.

After full discussion,
on motion duly made and
seconded, the Trustees
unanimously, and
without shareholder approval,
authorized and approved
 a proposal to amend the investment
policies of Federated Income
 Securities Trust (the "Fund")
 and the following:

1. The lowering of the breakpoint
from 1.00% to 0.00% on purchases
of $250,000 and over
(rather than $1 million and over)
for the Class A Shares of Federated
Short-Term Income Fund
("FSTIF"), a series of Federated
Income Securities Trust ("Trust"), effective as of January 15,
2010;

2. The removal of the FSTIFA from
the advanced commissions "large ticket"
program with
respect to shares purchased on or
 after January 15, 2010.

The Trustees hereby adopt and
approve the following new
non-fundamental operating
policy for the Fund.   As a
non-fundamental operating policy,
 under normal market
conditions, the Fund will invest
70% or more of its portfolio in
 non-U.S. dollar
denominated investments and gold
related investments which may be
denominated in
U.S. dollars.  The Fund may invest,
for temporary or defensive purposes,
more than
30% of its assets in U.S. dollar
denominated investments."

The above-referenced policy became
effective on January 15, 2010.



SUB-ITEM 77Q1(b):

FEDERATED INCOME SECURITIES TRUST

MINUTES OF THE REGULAR MEETING

OF

THE BOARD OF TRUSTEES

November 12, 2009


      Pursuant to written call,
the Regular Meeting of the Board
of Trustees (the "Board") of
Federated Income Securities Trust
(the "Trust") convened at 9:10 A.M.
 on Thursday,
November 12, 2009, at the Ritz Carlton
in Naples, Florida, following the General
Session
Meeting of the Board
(held on November 12, 2009).
The following members, constituting a
quorum of the Board, were present in
person at the meeting:


      John F. Donahue (via telephone)
John T. Conroy, Jr.
Nicholas P. Constantakis
John F. Cunningham
J. Christopher Donahue
Maureen Lally-Green
Peter E. Madden
Charles F. Mansfield, Jr.
R. James Nicholson
Thomas M. O'Neill
John S. Walsh
James F. Will



      In addition to the
Board, the same persons were
present as were in attendance at
the close
of the General Session Meeting
held on Thursday, November 12, 2009,at
 8:00 A.M.
      Mr. Peter E. Madden presided
as Chairman, and the proceedings were
recorded by
Ms. Erin J. Dugan.
	Mr. Peter J. Germain
reported that the Board will
be asked to approve amendments to the
Rule 18f-3 Multi-Class Plan ("18f-3 Plan").
He noted the amendments included lowering the breakpoint on the front-end sales charge on Class A Shares of Federated Short-Term
Income
Fund ("FSTIFA"), as well as removing FSTIFA from the advanced commissions "large ticket" program with respect to shares purchased on or after January 15, 2010. He then directed the
Board to the memorandum contained behind Tab
39 of the Meeting Materials. Mr. Germain explained that currently the front-end sales charge for FSTIFA is 0.00% for purchases of $1 million and over. It is being proposed by Federated Investment Management Company
 (the
"Adviser") that this be modified to 0.00 % for $250,000 and over. Mr. Germain noted that currently purchases between $250,000 and $1 million would incur a front-end sales charge of
1.00%. He then went on to say that Adviser also recommends removal of FSTIFA from the advanced commissions "large ticket" program, thus eliminating a 0.75% contingent deferred sales charge ("CDSC") on FSTIFA when redeemed up to 24 months after purchase with respect to shares purchased on or after January 15, 2010. Mr. Germain reported that it is the Adviser's belief that the proposed changes will aid in attracting assets as investors look to move out of the yield curve by lowering the barriers to entry, thus benefitting the Fund by diversifying its customers and securities and increased cash flow.
It was also noted that if the changes are approved, all five of Federated's ultrashort and short/short intermediate funds would have load-waivers on purchases of $250,000 and over.
	Mr. Germain then reviewed the legal
considerations and business risks with the Board, noting that amendment to the Rule 18f-3 Plan do not require shareholder approval. He noted that should the proposed changes be approved, supplements to the Registration Statement would be
prepared, filed and mailed to shareholders.
 He added that the changes would take effect on
January 15, 2010 and that expenses associated with this mailing are approximately $1,370.00.
	Next, Mr. Germain reported to the
Board on the proposed name change of Federated
Prudent Global Income Fund ("FPGIF" or the "Fund"), a series of Federated Income Securities
Trust ("FIST"). He explained that the Board is being asked to change the name of the Fund to the Federated Prudent DollarBear Fund. Mr.
Germain reported that this is being proposed in order to reposition the Fund as a fund that seeks to invest in securities that will rise relative to the
U.S. dollar. He added that in connection with this name change, new disclosure is being proposed to be added to the Prospectus.
	Mr. Germain outlined the two Investment
Company Act provisions that needed to be considered when contemplating the name change.
He explained that Section (b)(1) and Section
(b)(3) of Rule 2a-7 prohibit a registered investment company as portraying itself as a money market fund if it is in fact not a money market fund. He noted concerns on this matter due to the word "dollar" being including in the proposed
Fund name. Mr. Germain explained that in order to eliminate any potential investor confusion, additional prospectus cover disclosure would be added to emphasize that the Fund is not a money market fund and has a fluctuating share value.
	Next, Mr. Germain reminded the Board
about provisions under the Investment Company
Act Rule 35d-1 (the "Names Rule") which states that a fund name must not be misleading and that at least 80% of the assets must be invested in a manner consistent with the name.
 He
reported that Fund Management has researched other funds containing the word "dollar" in the names and has found numerous examples of non-money market funds using "dollar" in a modified manner such as "Strengthening Dollar", "Weak Dollar", "Dollar Bear", or "Dollar
Bull". Mr. Germain reminded the Board that the proposed name will use "dollar" in a modified fashion in conjunction with "bear". In this regard, Mr. Germain indicated that the name connoted a philosophy rather than a particular specific investment strategy. He then added that in order to further minimize any risk of the Fund's proposed name being characterized as misleading, Fund Management is recommending that the fund adopt a non-fundamental policy that states:
	As a  non-fundamental operating policy,
under normal market
condition, the Fund will invest 70% or more of its portfolio in non-U.S. dollar denominated investments and gold related investments which my be denominated in U.S.
dollars.  The Fund
may invest, for temporary or defensive purposes, be able to invest more than 30% of its assets in U.S. dollar denominated investments.

	Mr. Germain concluded by mentioning that
 a 485(a) filing would be submitted to the
Securities and Exchange Commission ("SEC") upon
Board approval of the name change, as
discussed during the Board Meetings.  He noted
that should the SEC staff disagree with
Federated's interpretation of the Names Rule
and various other portions of the application,
Federated will hold off on implementing the
proposed name change to consider alternatives.
	A discussion ensued regarding the proposed
name change.
      The meeting was then adjourned and
reconvened at 10:25 A.M. on Thursday,
November 12, 2009, at the Ritz Carlton in Naples,
Florida.
The same persons were present as
were in attendance at the close of the Meeting held
on Thursday, November 12, 2009, at
9:10 A.M.
	Mr. Peter E. Madden reported on the
proposed amendment to the 18f-3 Plan for FSTIFA.
He noted that the Independent Trustees had
reviewed materials regarding this matter.
After full
discussion, on motion duly made and seconded,
the Board unanimously
RESOLVED,	that the Board hereby approves
the lowering of the breakpoint
from 1.00% to 0.00% on purchases of $250,000 and over (rather than $1 million and over) for the Class A Shares of Federated
Short-Term Income Fund ("FSTIF"), a series of
Federated Income
Securities Trust ("Trust"), effective as of January 15, 2010;

RESOLVED,	that the Board hereby approves
the removal of the FSTIFA from
the advanced commissions "large ticket" program with respect to shares purchased on or after January 15, 2010;

RESOLVED,	that the amendments to the Rule
18f-3 Multi-Class Plan for
FSTIFA reflecting the lowering of the breakpoints and removal of the Funds from the advanced commissions
 "large ticket" program,
substantially in the form presented to
 the Board, with such changes
as approved by Dickstein Shapiro (the
"18f-3 Plan Amendments"),
are hereby approved;

RESOLVED,	that the officers are
 hereby authorized to prepare, execute,
and/or
deliver, and, as necessary, file and
distribute to shareholders, the
18f-3 Plan Amendments and a supplement
to the Trust's
Registration Statements to reflect the
lowering of the breakpoints
from 1.00% to 0.00% on purchases of $250,000 and over (rather than $1 million and over) for FSTIFA effective as of January 15,
2010 and removal of FSTIFA from the advanced commissions
"large ticket" program with respect to shares purchased on or after
January 15, 2010.

	Mr. Madden also reported on the proposed
name change to FPGIF to Federated Prudent
DollarBear Fund.  He noted that the Independent
Trustees had reviewed materials regarding this
matter.  Mr. Madden noted that the Board would
approve the proposed name change, contingent
upon the Fund adopting a non-fundamental operating
policy which would provide that, under
normal market conditions, the Fund will invest
70% or more of its assets in non-U.S. dollar
denominated investments and gold related
investments which may be denominated in U.S.
dollars.  He further noted that the Fund may
invest, for temporary or defensive purposes, more
than 30% of its assets in U.S. dollar denominated
investments.  After full discussion, on motion
duly made and seconded, the Board unanimously
RESOLVED,	that the Board hereby adopts and
approves the following new
non-fundamental operating policy for the Fund:

	As a non-fundamental operating policy,
under normal market
conditions, the Fund will invest 70% or more of its portfolio in non-U.S. dollar denominated investments and gold related investments which my be denominated in U.S. dollars.
The Fund
may invest, for temporary or defensive purposes, more than 30% of its assets in U.S. dollar denominated investments.

RESOLVED,	that the Board hereby authorizes
and approves changing the name
of the Federated Prudent Global Income Fund to
"Federated
Prudent DollarBear Fund".
	Numerous other incidental operational
matters were discussed but no further formal action was taken.
	There being no further business, the
meeting was thereupon duly adjourned.


Respectfully submitted,


				Secretary
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